Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Reliant Bancorp, Inc. of our report, dated February 7, 2020, relating to the consolidated financial statements of First Advantage Bancorp and its subsidiary, as of and for the years ended December 31, 2019 and 2018, which is included in the Current Report on Form 8-K/A of Reliant Bancorp, Inc, filed with the Securities and Exchange Commission on June 16, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ HORNE LLP

Jackson, Tennessee
August 24, 2020